EXHIBIT 15.1






                               July 26, 1996




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                             RE:  Foodbrands America, Inc.
                                  Registration on Form S-8


We are aware that our report dated July 24, 1996 on our review of interim financial information of Foodbrands America, Inc. for the periods ended June 29, 1996, and July 1, 1995, and included in the Company's quarterly report on Form 10-Q for the quarter ended June 29, 1996, is incorporated by reference in the Registration Statements on Form S-8 (File Nos. 333-04915, 333-04925, 333-
04665, 333-04671, 33-45974, 33-59331 and 33-62611) of Foodbrands
America, Inc. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.





                             COOPERS & LYBRAND L.L.P.